UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2016

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 2nd Avenue S. Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

360 Central Avenue Suite 900 Saint Petersburg, FL 33701
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective January 1, 2016, United Insurance Holdings Corp. (the Company or UPC Insurance), through its wholly-owned insurance subsidiaries United Property & Casualty Insurance Company and Family Security Insurance Company, Inc., entered into a reinsurance agreement with several private reinsurers. This agreement provides coverage against accumulated losses from all catastrophe events in all states in which the Company operates except against those windstorms named by the National Hurricane Center.

For 2016, the Company will now retain the first $15 million of aggregate catastrophe losses and then transfer the next $20 million of catastrophe losses in the aggregate, excluding named windstorms. The $20 million of aggregate limit is intended to provide additional protection against the Company's modeled expected loss from the catastrophe perils of winter storm, severe convective storm, tornado and hail.

The following is a summary of terms for the 2016 catastrophe aggregate program:

•	Frequency protection. UPC Insurance's catastrophe losses, excluding named windstorms, are capped at $15 million unless the $20 million of aggregate limit is fully exhausted.

•
Severity protection. The $20 million of aggregate limit provides protection to approximately the 100 year return period for all natural catastrophe perils except named windstorms. A per occurrence limit of $15 million is supplemented by a $10 million excess of $15 million occurrence layer which ensures any catastrophe event in excess of $15 million is covered and/or picked up by the Company's core property catastrophe excess of loss program which attaches at $25 million and exhausts at $1.25 billion.

•	All states are covered in which the Company writes business.

This new contract replaces the $22 million excess of $3 million per occurrence coverage the Company had in place for 2015.

This current report on Form 8-K contains forward-looking statements about our reinsurance program and related attachment point, total coverage and costs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as estimate, expect or words of similar nature. The actual changes to our reinsurance program and related attachment point, total coverage and costs may differ materially from those discussed in this report, depending on the reinsurers' capacity to pay claims and related adjustment provisions in our agreements with the private reinsurers.

Item 8.01    Other Events.

On January 27, 2016, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. For additional information about the transaction, see Item 1.01 of this Current Report on Form 8-K.

Information contained herein, including Exhibit 99.1, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, as amended, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01(d)     Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ B. Bradford Martz
Name:     B. Bradford Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: January 27, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1
Property Per Risk Excess of Loss (Excluding Florida) Reinsurance Agreement between United Property & Casualty Insurance Company, Family Security Insurance Company, Inc (and any and/or all future affiliate companies excluding Interboro Insurance Company) and the Subscribing Reinsurer(s), effective January 1, 2016.

10.2
Property Per Risk Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company, Family Security Insurance Company, Inc and the Subscribing Reinsurer(s), effective January 1, 2016.

99.1	Press release issued by the Company on January 27, 2016.